Exhibit 4.31.1

PROMISSORY NOTE EXTENSION AGREEMENT

This Promissory Note Extension Agreement, hereinafter referred to as "Extension", entered into this Twenty Ninth day of August, 2012, by and among Globalwise Investments, hereinafter called "Maker'' and Roy Haddix, hereinafter called "Lender".

WHEREAS, Maker and Lender have entered into a Promissory Note and Subscription

Agreement dated July 20, 2012 for the amount of TWENTY FIVE THOUSAND 00/100

DOLLARS ($25,000), herein after referred to as "Note". Said Note was originally due forty five days from its issuance.

WHEREAS, Maker and Lender desire to enter into this Extension Agreement in order to extend the due date of the Note.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note from forty five days to a due date of November 16, 2012.

All other provisions of the original Promissory Note and Subscription agreement shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this Note as of the day and year above ·first written.

GLOBALWISE INVESTMENTS

By: /s/William J. Santiago

Roy Haddix

BY: /s/Roy Haddix